Exhibit 8.1

[LETTERHEAD OF NUTTER, MCCLENNEN & FISH, LLP]

March     , 2006

FastChannel Network, Inc.
250 First Avenue
Suite 201
Needham, MA 02494

Ladies and Gentlemen:

        This opinion is being rendered to you in connection with the Form S-4 Registration Statement (the "Registration Statement") filed pursuant to the First Amended and Restated Agreement and Plan of Merger, dated as of January 13, 2006, (the "Agreement") by and among Digital Generation Systems, Inc., a Delaware corporation ("Parent"), DG Acquisition Corp. IV, a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), and FastChannel Network, Inc., a Delaware corporation ("Company"), whereby Merger Sub shall be merged into the Company (the "Merger").

        For purposes hereof, except as otherwise specifically defined herein, capitalized terms used herein shall have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the "Code"), and Regulations refer to United States Treasury Regulations promulgated under the authority of the Code.

        We have acted as counsel to the Company in connection with the Merger and for the purpose of providing this opinion to the Company and its shareholders. Latham & Watkins, LLP has acted as counsel to the Parent in connection with the Merger and for the purpose of rendering a similar opinion to Parent and its shareholders.

        For the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times (including the Effective Time), of the statements, covenants, representations, and warranties contained in the following documents (including all exhibits and schedules attached thereto):

  (i)
  the Agreement,

  (ii)
  the Registration Statement,

  (iii)
  those certain tax representation letters of even date herewith delivered to us by Parent, Merger Sub, and Company (the "Tax Representation Letters"), and

  (iv)
  such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

        In rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

        1.     Documents submitted to us as originals (including signatures) are authentic.

        2.     Documents submitted to us as copies conform to the original documents.

        3.     There has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

        4.     The Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Agreement without any waiver or breach of any provision thereof, and the Merger will be effective under applicable state law;

        5.     All statements, descriptions and representations contained in any of the documents referred to herein, including the Registration Statement, the Tax Representation Letters, or otherwise made to us are true and correct at all relevant times (including the Effective Time), and no actions have been taken or will be taken that are inconsistent with such statements, descriptions or representations or which make any such statement, description or representation untrue, incorrect or incomplete in any material respect;

        6.     Any statements made in any of the documents referred to herein that are qualified by the limitation "to the knowledge of" or which are otherwise similarly qualified are correct without such qualification and will continue to be correct without such qualification at all relevant times; and

        7.     All covenants contained in the Agreement (including exhibits thereto) and the Tax Representation Letters will be performed without waiver or breach of any provision thereof.

        If any of the above-described assumptions are untrue for any reason, or if the Merger is consummated in a manner that is inconsistent with the manner in which it is described in the Agreement or the Registration Statement, our opinion as expressed below may be adversely affected and may not be relied upon.

        Based on such facts, assumptions and representations and subject to the limitations set forth herein and in the Registration Statement, the discussion entitled "Material United States Federal Income Tax Consequences of the Merger" contained in the Registration Statement is the opinion of Nutter, McClennen & Fish, LLP with respect to the material federal income tax consequences of the Merger to the Company and the shareholders of the Company to the extent such discussion reflects statements of law or legal conclusions pertaining to the tax treatment of the Company and the shareholders of the Company.

        Other than as expressly stated above, we express no opinion on any issue relating to the Plan or any other Document. In particular, our opinion addresses the matters set forth above under United States Federal income tax law only. This opinion is not intended to and does not address matters related to any of the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Agreement and does not address the federal tax consequences of any transaction other than the Merger as described in the Agreement. In addition, no opinion is expressed as to any federal income tax consequences of the Merger or the other transactions contemplated by the Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

        The opinion set forth in this letter is based on relevant provisions of the Code, Treasury Regulations thereunder (including proposed and temporary Treasury Regulations) and interpretations of the foregoing as expressed in court decisions, administrative determinations (including established ruling positions of the Internal Revenue Service), and the legislative history as of the date hereof. There can be no assurance that these authorities will not be subject to future legislative, judicial or administrative changes that could affect the accuracy of the conclusions stated herein. These changes in applicable law could be retroactive in effect. Our opinion is not binding on the Internal Revenue Service, and no assurance can be given that the Internal Revenue Service could not assert a substantially contrary position with respect to any issue. Additionally, the conclusions set forth below are based on Delaware Law, the regulations promulgated thereunder and existing administrative and judicial interpretations thereof as of the date of this letter, all of which are subject to change. By rendering this opinion, we undertake no responsibility to advise you of any such change or to update the conclusions contained in this opinion.

        This opinion is rendered only to you and is solely for your benefit in connection with the filing of the Registration Statement. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent, except that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of United States federal securities laws and this opinion may be furnished or quoted to your legal counsel and to judicial and regulatory authorities having jurisdiction over you.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the SEC promulgated thereunder.

                      Very Truly Yours,